Exhibit 10.1
SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into as of the 29th day of November, 2007 and effective on the Effective Date (defined below), by and between CHARLES F. CHAMPION (the “Executive”) and YOUBET.COM, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
THAT, WHEREAS, the Executive was initially employed by the Company as its President and Chief Operating Officer pursuant to an employment agreement dated March 11, 2002; and
WHEREAS, effective as of June 16, 2003, the Executive has been employed by the Company as its Chief Executive Officer and Chairman of the Board pursuant to an employment agreement entered into on November 21, 2003, and amended by a first amendment thereto on August 1, 2005, and a second amendment thereto on January 11, 2006 (collectively, the “Employment Agreement”); and
WHEREAS, the Company and the Executive have agreed that the Executive’s employment is ending effective December 11, 2007; and
WHEREAS, while the Company intends to and shall honor its obligations to the Executive under the Employment Agreement, the Company and the Executive desire to slightly modify their arrangement and to release one another, all as provided in this Agreement;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which the parties to this Agreement hereby acknowledge, the parties hereby agree as follows:
1. Separation.
(A) Transition. The Company hereby agrees to continue to employ the Executive through the close of business on December 11, 2007 (the “Separation Date”). Until the Separation Date, and except for illness or injury, vacations, PTO, holidays, and emergencies, Executive will continue to perform his regular and customary duties (and with the perquisites he has enjoyed prior to his signing this Agreement), and the Executive will work with the Company to effectuate a smooth transition of the Company’s leadership, provided, however, that Executive may pursue other employment and consulting opportunities to commence after the Separation Date so long as such pursuit does not interfere with Executive’s regular and customary duties. The Company may terminate Executive’s employment prior to the Separation Date only for “Cause,” as that term is defined in Section 7(d) of the Executive’s Employment Agreement, and then only if the Executive is afforded the procedural protections set forth in Section 7(d) of the Employment Agreement for a determination of whether there is, in fact, “Cause.”
(B) Departure. Effective as of the Separation Date, the Executive’s employment with the Company will end by reason of a termination of his employment without

(C) “Cause” as that term is defined in the Employment Agreement. Effective as of the Separation Date, the Executive will cease to hold any and all offices with the Company, and, notwithstanding any contrary provisions in the Employment Agreement, shall resign from the Board and shall not seek re-election to the Board at any time thereafter.
(D) Announcement. The announcement of the Executive’s departure from the Company will be made at a time determined by the Company, but it shall not be made unless and until the Company has delivered to the Executive (A) by certified or cashier’s checks or by wire transfer the payments due him under Section 5(A) of this Agreement and (B) originals of the agreed upon documents under Section 5(B) of this Agreement. For purposes of this Section 1(C)(A), “delivered to the Executive” shall be deemed to have been made if the Company delivers said payments via wire transfer to an escrow or client funds account held on the Executive’s behalf by the law firm of Funkhouser Vegosen Liebman & Dunn Ltd. (“Escrow Agent”). In the event such an escrow payment is made, Escrow Agent shall hold all funds in escrow pending expiration of the seven (7) day revocation period described in Section 19 below. If the Executive does not revoke his acceptance of this Agreement prior to expiration of said revocation period, then Escrow Agent shall release the funds to the Executive, provided that no funds will be released unless and until Escrow Agent receives written confirmation from the Executive, and Escrow Agent has confirmed that the Company has received a copy of such confirmation, that no such revocation has occurred, and provided further that it is understood and agreed that such funds will not bear interest. In the event that the Executive revokes this Agreement pursuant to Section 19 below, Escrow Agent shall return all funds to the Company without interest within one (1) business day of notification from the Company to Escrow Agent that revocation has occurred. In no case will Escrow Agent deliver any funds to the Executive absent legally binding confirmation that the Executive has not revoked this Agreement per Section 19 below.
2. Interim and Final Compensation. Until the Separation Date, the Company shall (A) continue to employ the Executive as its Chief Executive Officer and (B) compensate him and provide him with his benefits pursuant to his Employment Agreement. On the Separation Date, the Company shall pay the Executive as follows (all amounts are gross amounts, and shall be reduced by required legal deductions, if any):
1)	unpaid salary due him through the Separation Date, and a payment equal to the amount the Executive would have been paid had he remained in the employ of the Company until December 31, 2007 (i.e., twenty-nine thousand eight hundred sixty and 69/100 dollars {$29,860.69}),

2)	his earned and unused vacation pay and PTO through the Separation Date which, as of October 31, 2007, is eighty-five thousand and no/100 dollars ($85,000),

3)	his unreimbursed business expenses through the Separation Date, and

4)	a bonus for 2007 in the amount of one hundred thirty-eight thousand eight hundred fifty-two and 25/100 dollars ($138,852.25).
In addition, on the Separation Date, the Company shall provide the Executive an opportunity to purchase the technological and peripheral devices he used in connection with his employment (the “Devices”) at an agreed upon price. The parties understand and agree that the Executive may retain any Devices so purchased, without having them stripped out other than for trade secrets and proprietary information of the Company. Executive shall return to the Company all Devices not so purchased, which are listed on Exhibit “A,” and Executive will provide the Company with access to the Devices as deemed reasonably necessary by the Company to remove such trade secrets and proprietary information of the Company. Nothing contained in this Agreement shall affect the Executive’s right to receive through the Separation Date his 401(k) plan benefits under the Company’s 401(k) plan, and the Company shall, promptly after the Separation Date, roll over such benefits to an individual retirement account that the Executive designates.
3. Effect of Premature Termination. The parties understand and agree that if prior to the Separation Date (A) the Company terminates the Executive’s employment for a reason other than for “Cause” as defined in the Employment Agreement, or (B) the Executive terminates his employment for “Good Reason” as defined in the Employment Agreement, such event shall have no impact whatsoever on the Executive’s entitlement to any of the payments and benefits due him, and the rights he has, under this Agreement, the Company shall not be relieved from its obligations to provide Executive with and honor the same, and the last day of Executive’s employment with the Company shall be deemed to be the Separation Date. In the event the Executive dies or becomes disabled prior to the Separation Date, he shall, in lieu of the terms of this Agreement, retain those rights provided to him in Section 7(b) of the Employment Agreement, including and the Nine Million Dollar ($9,000,000) life insurance policy provided for in Section 4(a) of his Employment Agreement (as amended by Section 2 of the Second Amendment thereto). Executive acknowledges that the Company’s obligation to make any premium payments on Executive’s insurance policies will terminate upon payment to Executive of the corresponding amounts set forth in Section 5(A) below.
4. Compensation and Benefits.
(A) Compensation and Benefits. The Executive and the Company acknowledge and agree that, subject to the remaining provisions of this Agreement, the payments set forth in this Section are required to be made to Executive under his Employment Agreement as a result of the termination of his employment with “Cause.” Accordingly, on the Effective Date, the Company will pay the Executive the following (all amounts are gross amounts, and shall be reduced by required legal deductions, if any):
1)	two (2) years of severance pay totaling eight hundred twenty thousand nine hundred twenty-two and 70/100 dollars ($820,922.70);

2)	the following bonus compensation he would have received had he remained in the employ of the Company for two (2) additional years: four hundred ten thousand forty-six and 13/100 dollars ($410,046.13);

3)	fifteen thousand nine hundred sixty and no/100 dollars (15,960.00), which represents an amount equal to the estimated cost of providing the Executive and his family with medical insurance for two (2) years;

4)	ten thousand nine hundred twenty and no/100 dollars ($10,920), which represents an amount equal to the estimated cost of Exe-U-Care reimbursements for the Executive and his family for two (2) years;

5)	three thousand two hundred seventy-six and no/100 dollars ($3,276.00), which represents an amount equal to the estimated cost of group life insurance for the Executive for two (2) years;

6)	thirty thousand five hundred ninety-four and 20/100 dollars ($30,594.20), which represents an amount equal to the cost of the premiums for term life insurance on the Executive for two (2) years;

7)	three thousand seven hundred eighty and no/100 dollars ($3,780.00), which represents an amount equal to the estimated cost of short-term and long-term disability insurance for the Executive for two (2) years;

8)	forty-three thousand one hundred sixty-two and 70/100 dollars ($43,162.70), which represents the amount to compensate the Executive for the loss of 401(k) contributions for two (2) years;

9)	twelve thousand six hundred and no/100 dollars ($12,600.00), which represents the Executive’s automobile allowance for two (2) years;

10)	fourteen thousand and no/100 dollars ($14,000), which represents the Executive’s financial and tax planning reimbursement for two (2) years;

11)	seven thousand and no/100 dollars ($7,000), which represents the Executive’s club dues and assessments for two (2) years; and

12)	six thousand and no/100 dollars ($6,000), which represents the Executive’s outplacement services reimbursement for two (2) years.

Except as otherwise provided in this Agreement, and except for any rights Executive has under Sections 3(c) and 4(e) of the Employment Agreement, which rights are unaffected by this Agreement and which shall survive the termination of the Executive’s employment with the Company, the payments listed in Sections 5(A)(1)-(12) above shall constitute full payment of all present or future monies owed to Executive under the Employment Agreement (including Section 7 thereof), and Executive acknowledges that he is not entitled to any additional sums under the Employment Agreement.
(B) Stock Options. The parties acknowledge and agree that the Executive was granted the following stock options pursuant to the Company’s 1998 Stock Option Plan and that said options are fully vested and unaffected by this Agreement and shall survive the termination of the Executive’s employment with the Company:
1)	four hundred thousand (400,000) options having an exercise price equal to the closing price of the Company’s Common Stock on March 11, 2002 at a price of fifty cents ($.50) per share;

2)	three hundred fifty thousand (350,000) options having an exercise price equal to the closing price of the Company’s Common Stock on September 1, 2002 at a price of fifty-seven cents ($.57) per share; and

3)	nine hundred fifty thousand (950,000) options having an exercise price equal to the closing price of the Company’s Common Stock on November 21, 2003 at a price of two dollars and 23/100 ($2.23) per share.
(C) Documents. On the Effective Date, the Company shall deliver to the Executive the following documents:
1)	An original of the agreed upon press release, in the form attached hereto as Exhibit “A,” that the Company and the Executive shall issue to the media through Beacon Advisors on the Effective Date immediately after the payments set forth in Section 5 have been made to the Executive.

2)	An original of the agreed upon statement, in the form attached hereto as Exhibit “B,” that the Executive will send to all employees of the Company via e-mail on the Effective Date immediately after the press release has been distributed.

3)	Twelve (12) originals of an agreed upon favorable letter of reference, in the form attached hereto as Exhibit “C,” printed on Company stationery, signed as indicated on the letter, and dated as of the Effective Date.
5. Additional Consideration. The Executive and the Company acknowledge and agree that some of the payments called for under his Employment Agreement are contingent on the occurrence of certain events, and/or are not due to Executive in a lump sum as of the Effective Date. The Executive and the Company likewise acknowledge that in this Agreement the Executive has agreed to forego rights to certain payments and other rights he could otherwise have claimed under the Employment Agreement.

6. Executive’s Covenants. Until the Separation Date, the provisions of Sections 5 and 6 of the Employment Agreement shall remain in full force and effect. After the Separation Date, the Executive agrees to continue to be bound by the provisions contained in Sections 5 and 6 of his Employment Agreement, according to their terms.
7. Releases. In return for the mutual promises and waivers of claims contained in this Agreement, the sufficiency of which consideration is hereby acknowledged, the Company and the Executive agree as follows:
(A) Release of the Company. Except for any vested benefits to which the Executive is entitled under this Agreement, the Company’s 401(k) plan, and applicable law, except for the Executive’s right to continue or convert his insurance benefits under applicable law and the Company’s plans, and except for the Company’s breach of this Agreement, to the maximum extent permitted by applicable law, the Executive RELEASES and FOREVER DISCHARGES the Company and its affiliated companies, including their and the Company’s parents, subsidiaries, divisions, partners, joint venturers, sister corporations, and as intended third-party beneficiaries, their predecessors, successors, heirs and assigns, and their and the Company’s past, present and future owners, directors, officers, members, agents, attorneys, employees, representatives, trustees, administrators, fiduciaries and insurers, jointly and severally, in their individual, fiduciary and corporate capacities (the Company and all of the foregoing being hereinafter collectively referred to as the “Company Releasees”), of and from, and does hereby WAIVE, any and all rights, contracts, notes, torts, claims, grievances, arbitrations, damages, actions, causes of action, and suits, whether or not now known, suspected, or claimed, which he ever had, now has or claims, or might hereafter have or claim against the Company Releasees, and each of them, relating to, directly or indirectly, any matter or thing occurring, in whole or in part, from the beginning of the world through the date hereof, including any and all rights, claims, grievances, arbitrations, suits, or causes of action which he has asserted or could assert (1) relating to his employment with the Company or his termination therefrom without “Cause” on the Separation Date, (2) relating to his Employment Agreement (unless rights thereunder are otherwise preserved by this Agreement), and (3) under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, and the employment, labor, wage and discrimination laws of the United States, California, and Nevada and their subdivisions, all as amended.
The Executive recognizes that, among other things, he is releasing the Company of any and all claims he might have against the Company for discrimination based on age.
The Executive represents and warrants that he has not heretofore assigned or transferred to any person or entity any of the matters released under this Section 8(A), nor has he filed any charges or complaints against any of the Company Releasees with any governmental or administrative agency or court.

Executive further promises and agrees that, except for breaches of this Agreement or the surviving provisions of his Employment Agreement, to the fullest extent recognized by law, neither Executive nor any person, organization or entity acting on Executive’s behalf will ever file or institute any suit or action at law or in equity or arbitration, alleging any claim Executive had or now has, relating to or arising out of Executive’s employment with the Company or the separation of that employment. Further, except for breaches of this Agreement or the surviving provisions of his Employment Agreement, in any legally permissible or authorized proceeding, Executive waives all rights to any form of recovery, compensation, or other remedy or relief of any kind.
(B) Release of the Executive. Except for the Executive’s breach of this Agreement, to the maximum extent permitted by applicable law, the Company Releasees, and each of them, RELEASE and FOREVER DISCHARGE the Executive and his heirs, legatees, agents, legal representatives, successors and assigns (the Executive and all of the foregoing being hereinafter collectively referred to as the “Executive Releasees”), of and from, and does hereby WAIVE, any and all rights, contracts, notes, torts, claims, grievances, arbitrations, damages, actions, causes of action, and suits, whether or not now known, suspected, or claimed, which they ever had, now have or claim, or might hereafter have or claim against the Executive Releasees, and each of them, relating to, directly or indirectly, any matter or thing occurring, in whole or in part, from the beginning of the world through the date hereof, including any and all rights, claims, grievances, arbitrations, suits, or causes of action which he has asserted or could assert (1) relating to the Executive’s employment with the Company or his termination therefrom without “Cause” on the Separation Date, (2) relating to his Employment Agreement (unless rights thereunder are otherwise preserved by this Agreement), and (3) under applicable law.
The Company represents and warrants that the Company Releasees have not heretofore assigned or transferred to any person or entity any of the matters released under this Section 8(B), nor have the Company Releasees filed any charges or complaints against any of the Executive Releasees with any governmental or administrative agency or court. For any and all of the matters released under this Section 8(B), the Company covenants that the Company Releasees (i) shall not sue, or cause any suit to be filed against, the Executive Releasees, or any of them, and (ii) shall not file, or cause to be filed, any complaints, charges, grievances, or arbitrations against the Executive Releasees, or any of them.
The foregoing release of the Executive does not extend to those claims for which Section 145 of the General Corporation Law of Delaware prohibits indemnification of Executive (the “Preserved Claims”). Notwithstanding the preceding sentence, the parties understand and agree that:
A. without limiting the generality of the foregoing release, the foregoing release does include and extend to (1) any claims against the Executive where he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, (2) any criminal claims against the Executive where he had no reasonable cause to believe his conduct was unlawful, (3) any claims brought against the Executive by the Company or pursuant to a right held by the Company where he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and (4) any claims brought against the Executive by the Company or pursuant to a right held by the Company where under all of the circumstances the Executive is fairly and reasonably entitled to indemnity for such expenses that the Delaware Court of Chancery or such other court shall deem proper;

B. nothing in the preceding sentence shall affect any right the Executive has to advances of expenses (including attorneys’ fees) in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit, or proceeding; and
C. nothing in the preceding sentence shall affect any right the Executive has to be covered by directors or officers liability insurance.
The parties further understand and agree that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) the Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or (ii) with respect to any criminal action or proceeding, the Executive had reasonable cause to believe that his conduct was unlawful.
The determination of whether there is a Preserved Claim shall be made in accordance with the provisions of Section 145 of the General Corporation Law of Delaware, and shall be determined in all respects by the internal law of the State of Delaware, without giving effect to the conflict of laws principles of that State.
(C) Section 1542. The parties acknowledge and agree that they have read and understand Section 1542 of the California Civil Code which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
Except for breaches of this Agreement and except as otherwise prohibited by applicable law, each of the parties hereby expressly WAIVES and relinquishes all rights and benefits under Section 1542 and any law of any jurisdiction of similar effect with respect to his or its release of any claims he or it may have against one another.
(D) No Interference. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall preclude or interfere with the Executive’s participation in any investigations or proceedings by, or filing of any charge with, the United States Equal Employment Opportunity Commission (“EEOC”) with respect to a violation of the civil rights laws administered by the EEOC, provided, however, that the Executive acknowledges and agrees that he hereby WAIVES any and all rights he may have to recovery (whether monetary or otherwise) in connection with any such charge or for any of the other claims referenced in Section 8(A) of this Agreement.

8. Indemnification. Nothing in this Agreement shall affect the Company’s obligations and Executive’s rights under Section 13 of the Employment Agreement, which Section shall survive the termination of the Executive’s employment with the Company and remain in full force and effect after the Separation Date, pursuant to its terms. Notwithstanding anything to the contrary contained in the Employment Agreement, Section 13 of the Employment Agreement shall be governed in all respects by the internal law of the State of Delaware, without giving effect to the conflict of laws principles of that State.
9. Non-Disparagement. The Executive and the Company acknowledge and agree that they have mutual respect for one another. Accordingly, both parties agree as follows: Executive agrees not to make any statements, orally or in writing, that are intended to disparage, harm the reputation of, or allege wrongdoing by, the Company, or any of its officers, directors, employees, or agents. The Company agrees that none of its officers, directors, employees, or agents who have knowledge of this Agreement shall make any statements, orally or in writing, that are intended to disparage, harm the reputation of, or allege wrongdoing by, the Executive. This prohibition shall not apply to infra-Company communications with a legitimate business purpose (including communications between the Company and its Board members), or as expressly authorized by law or lawful process.
10. Treatment of Payments. Nothing in this Agreement shall affect the provisions of Section 15 of the Employment Agreement, which Section shall survive the termination of the Executive’s employment with the Company and remain in full force and effect after the Separation Date, pursuant to its terms.
11. Approval. The Company represents and warrants to the Executive that this Agreement, and the payments to be made to the Executive under it, were duly approved by the Company’s Compensation Committee and the Board prior to the Company’s entering into this Agreement. The Company further represents and warrants that the person signing this Agreement on behalf of the Company has been duly authorized by the Board to execute and deliver this Agreement.
12. No Precedent. By entering into this Agreement, the Company has not agreed to grant similar benefits to any other employee, whether or not similarly situated, and no precedent, practice, policy, or usage shall be established by the entry of the Company into this Agreement. Nothing contained in this Agreement or any other agreement or instrument delivered by either party to this Agreement shall constitute an admission by such party that such party is liable to the other party, that such party has in any way violated any law, or that such party has done any of the things alleged by the other party.
13. No Waiver. No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The waiver of any breach or condition of this Agreement by either party shall not constitute a precedent in the future enforcement of any of the terms and conditions of this Agreement. Each party hereby agrees to cooperate with the other and to execute and deliver all such additional documents and instruments, and to take all such other action, as the other party may reasonably request from time to time to effectuate the provisions and purposes of this Agreement.

14. Severability. In the event that any of the provisions of this Settlement Agreement and General Release are found by a judicial or other tribunal to be unenforceable, the remaining provisions of this Settlement Agreement and General Release will remain enforceable.
15. Entire Agreement. Except as otherwise provided herein with respect to the Employment Agreement, all understandings and agreements, if any, heretofore made between the parties are merged into this Agreement, which alone fully and completely expresses the agreement between the parties relating to its subject matter, and the same is entered into with no party relying upon any statement or representation, whether written or oral, made by any person not embodied in this Agreement. Any modification of this Agreement may be made only by a written agreement signed by both parties to this Agreement, which written instrument must specifically amend this Agreement. Neither party may assign this Agreement, provided, however, that if the Executive dies before he has received all payments due him under this Agreement, such payments shall be made to the successor trustee of his living trust or his estate, as the case may be. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective representatives, successors and assigns. All exhibits attached to this Agreement are incorporated by reference and constitute a part of this Agreement as if set forth in this Agreement in their entirety. Whenever the term “include,” “including,” or “included” is used in this Agreement, it shall mean including without limiting the generality of the foregoing. The recitals to this Agreement are, and shall be construed to be,- an integral part of this Agreement. The headings of Sections and subsections contained in this Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of this Agreement. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine, or neuter gender, according to the context. This Agreement has been negotiated by the parties. This Agreement is deemed to have been drafted jointly by the parties to this Agreement, and any uncertainty or ambiguity concerning this Agreement shall not be construed for or against either party as an attribution of drafting to either party.
16. Notices. Except as otherwise provided in this Agreement, all notices or other communications required under this Agreement shall be in writing and signed by the party giving notice, and shall be deemed to have been given when hand-delivered by personal delivery or by Federal Express or similar courier service, or five (5) business days after being deposited in the United States mail, registered or certified, with postage prepaid, return receipt requested, addressed to the Company in care of James Burk, Chief Financial Officer, at 5901 De Soto Avenue, Woodland Hills, California 91367, or to the Executive at 2747 Paradise Road, Unit 1003, Las Vegas, NV 89109, or to such other address as either party may designate for itself or himself by notice given to the other party from time to time in accordance with the provisions of this Agreement.
17. Counterparts. This Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument.

18. Revocation. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE COMPANY HAS GIVEN HIM TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. THE COMPANY HEREBY ADVISES THE EXECUTIVE TO CONSULT WITH A LAWYER BEFORE SIGNING THIS AGREEMENT.
THE EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT THE COMPANY INFORMED HIM IN WRITING OF ALL INFORMATION REQUIRED UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 AND THE OLDER WORKERS BENEFIT PROTECTION ACT, AS AMENDED.
THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, THAT THEY HAVE HAD AMPLE OPPORTUNITY TO CONFER WITH THEIR OWN COUNSEL FOR ASSISTANCE AND ADVICE CONCERNING THIS AGREEMENT, WHICH ADVICE EXECUTIVE HAS BEEN ADVISED TO SEEK, THAT THEY HAVE NEGOTIATED THE TERMS OF THIS AGREEMENT, THAT THEY UNDERSTAND THAT THE TERMS OF THIS AGREEMENT ARE LEGALLY ENFORCEABLE, AND THAT THEY HAVE ENTERED INTO THIS AGREEMENT FREELY AND VOLUNTARILY.
THE PARTIES FURTHER ACKNOWLEDGE THAT, AS REQUIRED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT, THE EXECUTIVE MAY REVOKE THIS AGREEMENT, AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN (7) DAYS REVOCATION PERIOD HAS EXPIRED (the “Effective Date”).
IN WITNESS WHEREOF, the parties have executed this agreement on the dates set forth below.

CHARLES F. CHAMPION		YOUBET.COM, INC.

/s/ Charles F. Champion		/s/ James Burk

Charles F. Champion		James Burk, Chief Financial Officer

Agreed as to terms of Escrow per Section 1(c) above:

FUNKHOUSER VEGOSEN LIEBMAN & DUNN LTD.

By:	/s/ Jon Vegosen

Jon Vegosen, Treasurer

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	)
I, the undersigned, a Notary Public in and for said county in the state aforesaid, DO HEREBY CERTIFY that CHARLES F. CHAMPION, personally known to me to be the same person whose name is subscribed to the within and foregoing SEPARATION AGREEMENT, appeared before me this day in person and acknowledged that he signed the within and foregoing SEPARATION AGREEMENT as his own free and voluntary act and deed for the uses and purposes therein set forth.
GIVEN under my hand and notarial seal this 29th day of November, 2007.

/s/ Margarett Duran

Notary Public

My Commission Expires:	5/7/2010

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	)
I, the undersigned, a Notary Public in and for said county in the state aforesaid, DO HEREBY CERTIFY that JAMES BURK, personally known to me to be the same person whose name is subscribed to the within and foregoing SEPARATION AGREEMENT, and known to be the CHIEF FINANCIAL OFFICER of YOUBET.COM, INC., a Delaware corporation, appeared before me this day in person and acknowledged that he signed the within and foregoing SEPARATION AGREEMENT on behalf of said corporation, as his own free and voluntary act and deed and as the free and voluntary act and deed of said corporation, pursuant to authority granted to him by the Board of Directors of said corporation, for the uses and purposes therein set forth.
GIVEN under my hand and notarial seal this 29th day of November, 2007.

/s/ Margarett Duran

Notary Public

My Commission Expires:	5/7/2010

EXHIBIT “A”
PRESS RELEASE
After leading Youbet.com, Inc. on a successful growth path for more than five years, Charles F. Champion is stepping down as the company’s Chief Executive Officer and Chairman of the Board to pursue other opportunities. His decision is effective December 11, 2007.
Champion will work with the company to effectuate a smooth transition to a new Chief Executive, and he will provide advice and assistance as requested by the Board of Directors. “I’m dedicated to seeing Youbet grow as I have been for the last five years,” Champion said. “I remain a large shareholder, and I want to see my colleagues, the board and all the shareholders succeed.”
When Champion joined Youbet in May 2002, the company was on the verge of collapse. With the help of a new management team, he engineered a dramatic turnaround in the company’s core ADW business. The company’s wager processing through organic growth and acquisition advanced more than seven-fold, from $110 million to $750 million between 2002-06, resulting in a 45% share of the US ADW market. Deloitte named the company to its 50 Fastest Growing Companies list in each of Champion’s five years at the helm.
Champion helped launch innovative marketing programs such as Youbet Advantage and customer protection programs such as Players Trust. Some of the most contentious issues he faced during his time as CEO involved reconciling the common interests of diverse factions of track owners, content providers and horsemen.
Former Illinois Governor Jim Edgar, Chairman of the Youbet Board Nominating and Governance Committee and a shareholder, stated, “The Board is grateful to Chuck for his outstanding contributions to the growth and success of the Company and the high level of professionalism he has brought to it.”
Champion said that he believes in the mission of the company and hopes that his successor will be able to take the company to a new level. “The company is on the right path.”
“I am grateful for the opportunity the Board has given me to contribute to Youbet’s growth. More important, I have been privileged to work with an exceptional Board of Directors, senior executives, and staff of dedicated, enthusiastic and hard working people whom I am proud to call colleagues.”

EXHIBIT “B”
TEXT OF E-MAIL TO ALL EMPLOYEES
To My Youbet Colleagues:
The press release attached is self explanatory. After more than five invigorating years as your CEO, I’m stepping down to pursue some other opportunities. Stepping into the role of Interim CEO will be Gary Sproule, our long-time colleague and friend and someone in whom I have tremendous faith and confidence. I hope you will give him the same loyalty and commitment you have shown me over the years. Our company continues to build and improve every day, and I am confident under Gary’s and the Board’s leadership, our company’s potential success is unlimited.
There is a lot to say, of course. But the two most important words I have for each of you are: Thank you.
Thank you for helping us to pull ourselves out of financial disaster and put us in a position of industry leadership.
Thank you for helping us develop programs and services that make Youbet stand out among all its competitors, so much so that, by a wide margin, we are market share leaders.
Thank you for helping us build and sustain the most powerful technology platform in the business.
Thank you for putting your integrity on the line every day to give our customers and our partners the most compliant wagering products in the industry.
Thank you for using your own industry capital to help us build a network of partnerships for marketing and content that are second to none in the business.
And thank you most of all for your years of support and encouragement. It has been my privilege to work with you, and I am prouder than you will ever know of the work you have done... and that you continue to do on behalf of our shareowners and customers. I can only hope that I will someday be able to work with a group of colleagues with your spirit, determination and loyalty.
Chuck

EXHIBIT “C”
REFERENCE
TO BE PRINTED ON COMPANY STATIONERY
December 11, 2007
To Whom It May Concern:
When Chuck Champion joined Youbet as Chief Executive Officer in May 2002, the company was on the verge of collapse. With the help of a new management team, he engineered a dramatic turnaround in the company’s core Advance Deposit Wagering business. The company’s wager processing through organic growth and acquisition advanced more than seven-fold, from $110 million to $750 million between 2002-06, resulting in a 45% share of the US ADW market. Deloitte named the company to its 50 Fastest Growing Companies list in each of Chuck’s first five years at the helm.
Chuck helped launch innovative marketing programs such as Youbet Advantage and customer protection programs such as Players Trust. Some of the most contentious issues he faced during his time as CEO involved reconciling the common interests of diverse factions of track owners, content providers and horsemen.
Chuck has commanded a strong and positive presence with our customers and partners, whose respect he quickly earned by his professional demeanor, intelligence, integrity, creativity and enthusiasm. He also quickly developed an excellent rapport with employees, who have admired his leadership and his ability to motivate and challenge them. At the same time, Chuck has been a team player who has earned their affection.
Chuck would be a welcome addition to almost any company. We hope that you will give him serious consideration for affiliation with your organization.
Sincerely,
Jim Edgar
Chairman of the Youbet Board Nominating and Governance Committee and
Former Governor of the State of Illinois